Exhibit 99.1

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Contact:

Jodi Allen (Investor Relations)

(973) 357-3283

Release Date: Immediate

Cytec Announces Third Quarter 2011 Results

As-Adjusted Continuing EPS of $1.10 per Diluted Share

Updates Full Year 2011 Guidance

WOODLAND PARK, N.J., October 20, 2011 — Cytec Industries Inc. (NYSE: CYT) announced today net earnings for the third quarter 2011 of $47.9 million or $0.98 per diluted share on net sales of $778 million. Included in the quarter is a special item from continuing operations of $6.0 million of net expense after-tax or $0.12 per diluted share and is outlined further in this release. Excluding the special item, net earnings attributable to Cytec were $53.9 million or $1.10 per diluted share.

Net earnings for the third quarter of 2010 were $37.7 million or $0.75 per diluted share on net sales of $700 million. Earnings from continuing operations attributable to Cytec were $30.0 million or $0.60 per diluted share. Earnings from discontinued operations were $7.7 million or $0.15 per diluted share. Included in the quarter was a special item of $2.2 million of net expense after-tax or $0.04 per diluted share. Excluding the special item and earnings from discontinued operations, net earnings from continuing operations attributable to Cytec were $32.2 million or $0.64 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “We continue to experience strong demand in our Engineered Materials business driven by the build rate increases in both new and legacy aircraft programs. Product demand within our In Process Separation segment also remains strong due to continued high production rates in the base metal markets we serve and our success in developing and commercializing new applications with our advanced separation technologies. The weakening demand in industrial markets impacted our Coating Resins and Additive Technologies segments particularly during the latter part of the quarter, yet we have demonstrated good discipline increasing price to offset raw material cost increases in these businesses. Overall, we delivered 36% as adjusted operating earnings growth (excluding special item) versus the third quarter last year.”

Cytec Coating Resins sales increased 6% to $387 million; operating earnings decreased to $18.0 million.

In Coating Resins, overall selling volumes were down 10% versus the third quarter 2010, due to weak demand in many of our industrial markets and inventory control measures by customers, impacting most product lines particularly in North America and Europe. Selling prices increased sales by 10% and the impact of changes in exchange rates increased sales by 6%.

Operating earnings of $18.0 million were down versus $19.5 million in the third quarter of 2010. Higher selling prices of $38.8 million more than offset higher raw material costs of $33.3 million. This net benefit, plus the favorable impact of $1.3 million from incentive compensation accrual adjustments was more than offset by the impact of lower selling volumes.

Cytec Additive Technologies sales increased 7% to $71 million; operating earnings increased to $11.5 million.

In Additive Technologies, overall selling volumes were down by 7% versus the third quarter 2010, attributed primarily to weaker industrial end market demand across all regions. This was more than offset by higher selling prices of 10% and the favorable impact of changes in exchange rates of 4%.

Operating earnings of $11.5 million were up compared to the $9.1 million in the third quarter of 2010 mainly as a result of higher selling prices of $7.1 million which more than offset higher raw material costs of $2.6 million. Earnings also improved slightly compared to the prior year quarter as a result of favorable incentive compensation accrual adjustments. This was partially offset by lower selling volumes of $2.4 million.

Cytec In Process Separation sales increased 19% to $90 million; operating earnings increased to $17.3 million.

In Process Separation selling volumes were up 10% versus the third quarter 2010, resulting primarily from strong demand in our copper and alumina markets across most regions. Selling prices increased sales by 8% and the change in exchange rates increased sales by 1%.

Operating earnings of $17.3 million were higher compared to $12.8 million in the prior year quarter, mainly as a result of higher selling volumes and increased pricing. Volume growth in the segment was augmented by our continued market penetration with our newer copper and alumina products. Earnings in the quarter also benefited slightly from favorable incentive compensation accrual adjustments. These positive impacts were partially offset by higher raw material costs of $4.0 million.

Cytec Engineered Materials sales increased by 18% to $230 million; operating earnings increased to $33.1 million.

In Engineered Materials, selling volumes increased by 14% compared to the prior year period, primarily driven by higher build rates in both new and legacy large commercial aircraft programs and rotorcraft. Selling prices increased sales by 3% and the impact of exchange rates increased sales by 1%.

Operating earnings of $33.1 million were up versus $27.9 million in the third quarter of 2010, mainly as a result of selling volume growth and higher pricing. Increased selling prices of $7.2 million more than covered increased raw material costs of $6.9 million. Earnings also increased by $0.6 million compared to the prior year period from favorable incentive compensation accrual adjustments.

Discontinued Operations

Net earnings for the third quarter of 2010 includes earnings from discontinued operations net of tax of $7.7 million associated with the former Building Block Chemicals Segment which was divested in the first quarter of 2011.

Corporate Unallocated and Special Items

For the third quarter of 2011 Corporate and Unallocated includes a benefit of $2.1 million related to long term incentive compensation accrual adjustments. Also included in the third quarter of 2011 is a net pre-tax special item charge of $9.0 million ($6.0 million after-tax or $0.12 per diluted share) for restructuring activities mostly related to the closure of our powder coating resins manufacturing operations in Brazil. The third quarter of 2010 includes special item net pre-tax charges of $3.2 million ($2.2 million after-tax or $0.04 per diluted share) for restructuring costs primarily associated with consolidating coating resins manufacturing operations in Europe.

Income Tax Expense

Income tax expense related to continuing operations for the third quarter of 2011 was $17.7 million, compared with a tax expense of $16.2 million in the third quarter of 2010. The provision for the third quarter of 2011 includes a tax benefit of $3.8 million related to a multi-year audit settlement in an international jurisdiction that was finalized in the third quarter. Excluding the impact from the aforementioned tax benefit and the special item previously noted, the underlying estimated annual tax rate for the third quarter of 2011 was approximately 31.8% compared to a 32.6% underlying estimated annual tax rate in the third quarter of 2010.

Cash Flow

David Drillock, Vice President and Chief Financial Officer commented, “Operating cash flows were $53.8 million for the third quarter 2011. During the quarter our average net working capital days were up at 71 days compared to the second quarter of 2011 of 60 days. Accounts receivable days outstanding were up 3 to 51 although we had sequential improvement as the quarter progressed. Inventory days on hand were flat at 74 while accounts payable days declined 7 to 55. The decrease in accounts payable days is mostly attributable to decreased production levels and raw material purchases in the Coating Resins segment reflecting our outlook for lower demand in the fourth quarter.”

“On September 30, 2011, we sold a research and development facility, located in Stamford, Connecticut for $11.0 million cash and we are leasing back a portion of the facility for a 7 year period. The facility had a carrying value of $32.5 million at the time of sale which is $21.5 million above the proceeds we received. As part of the agreement we committed to completing certain environmental remediation matters at the site and therefore, as a result of the environmental remediation obligation, we are precluded from recognizing the sale and the related loss on the transaction, until the remediation is completed. The forecasted cost of the remediation work is $1.1 million which we expect to complete well before the end of the lease term. While the remediation work is being completed we will accelerate the depreciation of the facility over the 7 year lease period. We will disclose the amount of additional depreciation each quarter. Upon the completion of the remediation, the sale of the facility will be recognized at that time, including the recognition of a non-cash loss for any remaining carrying value.”

Mr. Drillock added, “Capital spending for the quarter was $27 million with approximately 70% of the spending attributable to Specialty Chemical segments and 30% to Engineered Materials, versus $24 million spent in the third quarter of 2010. Our outlook for full year capital spending remains in a range of $120 to $130 million. We do have a number of recently approved projects in our growth product lines and the timing of some of the cash spending may move into 2012.”

During the quarter 1,975,000 shares of Cytec common stock were purchased for $84 million. The remaining amount on the current share repurchase authorization is approximately $63 million.

2011 Outlook

Mr. Fleming commented, “As we head into our fourth quarter, we are faced with increasing global macroeconomic uncertainty, particularly in Europe. Although automotive end market demand is expected to stay intact, a slowdown in demand in other industrial markets is expected to continue in addition to the seasonally weaker fourth quarter, which will negatively impact our Coating Resins segment. As a result of the increased demand headwinds, the revised full year sales projection for Coating Resins is now $1.55 to $1.58 billion, compared with the prior projection of $1.55 to $1.65 billion. In addition, North American chemical grade propylene had a major correction in October, settling down $0.14/lb to $0.625/lb. Given the higher cost of raw materials currently in our inventory, we do not expect to see the benefits from lower raw materials costs until early next year. We plan to maintain our pricing discipline despite softening feedstock costs and the weakening demand environment and are therefore projecting volumes to decline approximately 10% in the fourth quarter of 2011 versus the fourth quarter of 2010. Taking these factors into account, our revised full year operating earnings for Coating Resins segment is estimated to be in a range of $57 to $60 million, down from the prior projection of $70 to $80 million.

In Additive Technologies, we anticipate a lesser impact from the macroeconomic environment due to the specialty nature of our product portfolio, and therefore the full year guidance is only slightly modified maintaining a sales range of $260 to $280 million and operating earnings now in a range of $34 to $36 million, a slight reduction from the prior range of $37 to $40 million.

In Process Separation demand remains strong, and therefore we have slightly increased our forecast for the segment. Full year sales are estimated to be in a range of $330 to $350 million versus our prior range of $320 to $330 million, and operating earnings are estimated to be in a range of $63 to $67 million versus the prior range of $60 to $70 million.”

Mr. Fleming continued, “In Engineered Materials, we expect continued strong year-over-year selling volume growth in the fourth quarter, particularly in the large commercial transport sector as there is now a backlog of over 8,100 large commercial aircraft, an all-time record high. We continue to make progress with our price increase initiatives to achieve our goal of fully offsetting the margin dilution impact of higher raw material costs in this business and expect to see additional progress in the fourth quarter. Our new prepreg plant in China and expanded line in Germany were qualified in July and we have begun to transfer the production from our existing U.S. plants to these sites during the third quarter. The rate of these transfers will increase throughout the remainder of the year when we expect to gain the full benefits of the increased production rates. Our demand and order backlog continue to grow and as a result, we plan to continue to add manufacturing personnel throughout the remainder of the year. Taking all of these factors into consideration for this segment, the 2011 full year sales projection remains in a range of $880 to $900 million and full year operating income is estimated to be in a range of $123 to $127 million versus the prior range of $125 to $135 million.”

On a consolidated level, the guidance for Corporate and Unallocated excluding special items is expected to be at $14 to $15 million for the year, down from the prior projection of $16 to $18 million. Guidance for other expense and net interest expense remains unchanged at $4 million and in the range of $37 to $39 million, respectively. The forecast for the underlying annual tax rate for ongoing operations remains at the range of 30.5% to 32.5%.

After taking into account all these above factors, the revised 2011 continuing full year adjusted diluted earnings per share is now in the range of $3.20 to $3.40, on sales of $3.0 to $3.1 billion versus the prior projection of $3.25 to $3.50, on sales of $3.0 to $3.2 billion.”

In closing, Mr. Fleming commented, “I remain confident in the ability of the people of Cytec to react quickly and execute effectively in this highly dynamic global environment. We continue to maintain a strong balance sheet which will provide us with the required strategic flexibility to deal with the current volatility. We remain focused on growing our core growth platforms while maximizing cash generation and mitigating the impact of the challenging demand environment in industrial markets. Favorable secular trends for our In Process Separations and Engineered Material segments remain intact and will continue to provide strong growth in the short, medium and long term.”

Nine Month Results

Net earnings for the nine months ended September 30, 2011 were $166.2 million or $3.35 per diluted share on sales of $2,342 million. Earnings from continuing operations attributable to Cytec were $123.7 million or $2.49 per diluted share. Earnings from discontinued operations were $42.5 million or $0.86 per diluted share.

For the nine months ended September 30, 2011, a number of special items (all from continuing operations) were recorded that resulted in a net pre-tax charge of $21.9 million ($15.1 million net charge on an after-tax basis or $0.30 per diluted share) as follows:

•	Included in Corporate and Unallocated are pre-tax net restructuring charges of $20.8 million ($14.5 million after-tax or $0.29 per diluted share) primarily related to Coating Resins.

•

Included in Gain on sale of assets is a pre-tax gain of $3.3 million ($2.1 million after-tax or $0.04 per diluted share) related to a sale of land at our manufacturing site in Colombia which was shutdown in the second half of 2009.

•

Included in Other Expense is a pre-tax charge of $4.4 million ($2.7 million after-tax or $0.05 per diluted share) related to an increase in the environmental liability at inactive sites for updated estimates of future remedial costs.

Excluding these items and earnings from discontinued operations, net earnings from continuing operations attributable to Cytec were $138.8 million or $2.79 per diluted share.

Net earnings for the nine months ended September 30, 2010 was $124.3 million or $2.50 per diluted share on sales of $2,049 million. Earnings from continuing operations attributable to Cytec were $101.6 million or $2.04 per diluted share. Earnings from discontinued operations were $22.7 million or $0.46 per diluted share. Included in the results for the 2010 nine months were:

•

Included in Corporate and Unallocated, is a net pre-tax charge of $7.7 million ($4.9 million after-tax or $0.10 per diluted share) associated with various restructuring initiatives across Specialty Chemicals.

•

Included in income tax expense is a charge of $8.3 million or $0.17 per diluted share due to the U.S. Health Care Reform legislation that eliminated a tax benefit on a subsidy given to employers with respect to certain prescription drug benefits to retirees equivalent to those provided under U.S. Medicare Part D.

Excluding these items and earnings from discontinued operations, net earnings from continuing operations attributable to Cytec were $114.8 million or $2.31 per diluted share for the nine months ended September 30, 2010.

Investor Conference Call to be Held on Friday October 21, 2011 at 11:00am ET

Cytec will host their third quarter earnings release conference call on October 21, 2011 at 11:00am ET.

The conference call will be simultaneously webcast for all investors from Cytec’s website.

Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that net earnings from continuing operations attributable to Cytec excluding special items and diluted earnings per share (continuing operations attributable to Cytec) excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec’s vision is to deliver specialty chemicals and materials technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace composites, structural adhesives, automotive and industrial coatings, electronics, inks, mining and plastics.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$778.4	$700.1	$2,342.3	$2,048.7
Manufacturing cost of sales	599.1	533.0	1,781.3	1,533.8
Selling and technical services	51.6	51.1	168.7	149.6
Research and process development	18.7	17.9	65.3	54.0
Administrative and general	27.2	32.8	94.0	94.7
Amortization of acquisition intangibles	9.8	9.1	29.2	27.6
Gain on sale of assets	—	—	3.3	—

Earnings from operations	72.0	56.2	207.1	189.0
Other income/(expense), net	2.6	(2.0)	(3.6)	(4.0)
Net loss on early extinguishment of debt	—	0.1	0.3	0.8
Equity in earnings of associated companies	0.2	0.4	1.1	0.7
Interest expense, net	8.6	7.8	27.4	23.9

Earnings from continuing operations before income taxes	66.2	46.7	176.9	161.0
Income tax provision	17.7	16.2	51.0	57.4

Earnings from continuing operations	48.5	30.5	125.9	103.6

Earnings from discontinued operations before gain on sale, net of tax	—	7.7	7.9	22.7
Gain on sale of discontinued operations, net of tax	—	—	34.6	—

Earnings from discontinued operations, net of tax	—	7.7	42.5	22.7

Net earnings	48.5	38.2	168.4	126.3
Less: Net earnings attributable to noncontrolling interests	(0.6)	(0.5)	(2.2)	(2.0)

Net earnings attributable to Cytec Industries Inc.	$47.9	$37.7	$166.2	$124.3

Earnings per share attributable to Cytec Industries Inc.
Basic earnings per common share
Continuing operations	$0.99	$0.61	$2.52	$2.06
Discontinued operations	—	0.15	0.87	0.46

	$0.99	$0.76	$3.39	$2.52

Diluted earnings per common share
Continuing operations	$0.98	$0.60	$2.49	$2.04
Discontinued operations	—	0.15	0.86	0.46

	$0.98	$0.75	$3.35	$2.50

Dividends per common share	$0.1250	$0.0125	$0.3750	$0.0375

Shares used in calculating earnings per common share (in 000s)
Basic	48,364	49,422	49,076	49,243
Diluted	48,834	50,002	49,666	49,739

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT

(Millions of dollars)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Net Sales:
Coating Resins	$387.1	$363.8	$1,212.1	$1,074.2
Additive Technologies
Sales to external customers	71.2	66.4	211.5	194.8
Intersegment sales	0.2	0.1	0.8	0.6
In Process Separation	89.7	75.2	250.0	211.0
Engineered Materials	230.4	194.7	668.7	568.7

Net sales from segments	778.6	700.2	2,343.1	2,049.3
Elimination of intersegment revenue	(0.2)	(0.1)	(0.8)	(0.6)

Total consolidated net sales	$778.4	$700.1	$2,342.3	$2,048.7

	Three months ended September 30,				Nine months ended September 30,
	2011	% of Sales	2010	% of Sales	2011	% of Sales	2010	% of Sales
Earnings from operations:
Coating Resins	$18.0	5%	$19.5	5%	$65.0	5%	$64.3	6%
Additive Technologies	11.5	16%	9.1	14%	29.6	14%	28.1	14%
In Process Separation	17.3	19%	12.8	17%	49.3	20%	42.0	20%
Engineered Materials	33.1	14%	27.9	14%	90.1	13%	87.5	15%

Earnings from segments	79.9	10%	69.3	10%	234.0	10%	221.9	11%
Corporate and Unallocated, net (1)	(7.9)		(13.1)		(26.9)		(32.9)

Total earnings from operations	$72.0	9%	$56.2	8%	$207.1	9%	$189.0	9%

(1)	For the three and nine months ended September 30, 2011, Corporate and Unallocated includes net pre-tax charges of $9.0 and $20.8, respectively, primarily related to restructuring activities for the Coating Resins segment. In addition, the nine months ended September 30, 2011 includes a $3.3 gain related to a sale of a former manufacturing site. For the three and nine months ended September 30, 2010, Corporate and Unallocated includes pre-tax net charges of $3.2 and $7.4, respectively, related to the exit of certain phosphorus derivative products at our Mt. Pleasant, TN facility and for additional restructuring costs primarily associated with consolidating manufacturing operations in Europe. Corporate and Unallocated also includes costs previously allocated to the operations of our discontinued Building Block Chemicals segment of $0.0 and $1.0 for the three and nine months ended September 30, 2011, and $1.7 and $4.8 for the three and nine months ended September 30, 2010, respectively.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

PERCENT CHANGE IN SALES ANALYSIS BY SEGMENT

	Three Months Ended September 30, 2011			Nine Months Ended September 30, 2011
	% Variance Due To			% Variance Due To
Segment	Volume	Price	FX	Volume	Price	FX
Coating Resins	-10%	10%	6%	-5%	13%	5%
Additive Technologies	-7%	10%	4%	-3%	9%	3%
In Process Separation	10%	8%	1%	12%	5%	1%
Engineered Materials	14%	3%	1%	14%	3%	1%
Total Cytec	-1%	8%	4%	2%	9%	3%

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in millions, except per share amounts)

	September 30, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$406.3	$383.3
Trade accounts receivable, less allowance for doubtful accounts of $5.1 and $4.2 in 2011 and 2010, respectively	436.1	370.6
Other accounts receivable	46.5	51.4
Inventories	421.1	350.0
Deferred income taxes	33.0	40.6
Other current assets	31.0	22.4
Current assets held for sale	—	93.1

Total current assets	1,374.0	1,311.4

Investment in associated companies	20.2	19.7
Plants, equipment and facilities, at cost	1,951.1	1,937.5
Less: accumulated depreciation	(845.9)	(811.3)

Net plant investment	1,105.2	1,126.2

Acquisition intangibles, net of accumulated amortization of $274.2 and $245.9 in 2011 and 2010, respectively	319.1	347.0
Goodwill	684.2	685.7
Deferred income taxes	24.4	24.1
Other assets	103.6	88.5
Non-current assets held for sale	—	71.3

Total assets	$3,630.7	$3,673.9

Liabilities
Current liabilities
Accounts payable	$303.8	$263.6
Short-term borrowings	4.3	6.1
Accrued expenses	222.0	223.2
Income taxes payable	24.0	19.7
Deferred income taxes	2.3	3.1
Current liabilities held for sale	—	63.9

Total current liabilities	556.4	579.6

Long-term debt	636.0	641.5
Pension and other postretirement benefit liabilities	317.9	364.2
Other noncurrent liabilities	281.7	272.8
Deferred income taxes	79.1	71.3
Non-current liabilities held for sale	—	7.6
Stockholders' equity
Preferred stock, 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 49,586,198 in 2011 and 49,445,350 in 2010	0.5	0.5
Additional paid-in capital	460.5	451.5
Retained earnings	1,440.7	1,293.0
Accumulated other comprehensive loss	(24.9)	(14.4)
Treasury stock, at cost, 2,692,131 shares in 2011 and 767 shares in 2010	(123.0)	—

Total Cytec Industries Inc. stockholders’ equity	1,753.8	1,730.6

Non-controlling interests	5.8	6.3
Total equity	1,759.6	1,736.9

Total liabilities and stockholders' equity	$3,630.7	$3,673.9

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited); (Dollars in millions)

Nine months ended September 30,	2011	2010
Cash flows provided by (used in) operating activities
Net earnings	$168.4	$126.3
Earnings from discontinued operations	(42.5)	(22.7)

Earnings from continuing operations	125.9	103.6

Noncash items included in earnings from continuing operations:
Depreciation	71.9	64.0
Amortization	34.5	33.3
Share-based compensation	8.9	8.0
Deferred income taxes	23.0	25.1
Gain on sale of assets	(3.3)	(2.3)
Loss on early extinguishment of debt	0.3	0.8
Unrealized (gain)/loss on derivative instruments	3.7	(8.0)
Other	(0.4)	0.5
Changes in operating assets and liabilities (excluding effects of divestiture):
Trade accounts receivable	(69.0)	(65.2)
Other receivables	11.0	10.2
Inventories	(74.5)	(67.2)
Other assets	(7.6)	(1.4)
Accounts payable	46.4	71.5
Accrued expenses	(10.7)	25.9
Income taxes payable	(14.4)	8.2
Other liabilities	(41.7)	(56.4)

Net cash provided by operating activities of continuing operations	104.0	150.6
Net cash (used in) provided by operating activities of discontinued operations	(8.3)	31.8

Net cash provided by operating activities	95.7	182.4

Cash flows provided by (used in) investing activities:
Additions to plants, equipment and facilities	(77.8)	(76.6)
Net proceeds received on sale of assets	3.4	1.7

Net cash used in investing activities of continuing operations	(74.4)	(74.9)
Net cash provided by (used in) investing activities of discontinued operations	149.9	(8.9)

Net cash provided by (used in) investing activities	75.5	(83.8)

Cash flows provided by (used in) financing activities:
Payments on long-term debt	(5.9)	(18.4)
Change in short-term borrowings	(2.0)	(2.4)
Cash dividends	(21.2)	(3.2)
Proceeds from the exercise of stock options	6.6	17.7
Purchase of treasury stock	(130.7)	—
Excess tax benefits from share-based payment arrangements	1.1	2.9
Other	11.0	—

Net cash used in financing activities	(141.1)	(3.4)

Effect of currency rate changes on cash and cash equivalents	(7.1)	0.2

Increase in cash and cash equivalents	23.0	95.4

Cash and cash equivalents, beginning of period	383.3	261.7

Cash and cash equivalents, end of period	$406.3	$357.1

Cytec Industries Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Measures

Amounts in millions except per share amounts

Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended September 30, 2011
	Net earnings	Diluted EPS
GAAP earnings from continuing operations	$48.5	$0.99
Less: Net earnings attributable to noncontrolling interests	0.6	0.01

Net earnings from continuing operations attributable to Cytec Industries Inc.	47.9	0.98
- Net restructuring charges	6.0	0.12

Non-GAAP net earnings from continuing operations attributable to Cytec Industries Inc.	$53.9	$1.10

Three Months Ended September 30, 2010
	Net earnings	Diluted EPS
GAAP earnings from continuing operations	$30.5	$0.61
Less: Net earnings attributable to noncontrolling interests	0.5	0.01

Net earnings from continuing operations attributable to Cytec Industries Inc.	30.0	0.60
- Net restructuring charges	2.2	0.04

Non-GAAP net earnings from continuing operations attributable to Cytec Industries Inc.	$32.2	$0.64

Nine Months Ended September 30, 2011
	Net earnings	Diluted EPS
GAAP earnings from continuing operations	$125.9	$2.53
Less: Net earnings attributable to noncontrolling interests	2.2	0.04

Net earnings from continuing operations attributable to Cytec Industries Inc.	123.7	2.49
- Net restructuring charges	14.5	0.29
- Gain on sale of land	(2.1)	(0.04)
- Environmental liability adjustment	2.7	0.05

Non-GAAP net earnings from continuing operations attributable to Cytec Industries Inc.	$138.8	$2.79

Nine Months Ended September 30, 2010
	Net earnings	Diluted EPS
GAAP earnings from continuing operations	$103.6	$2.08
Less: Net earnings attributable to noncontrolling interests	2.0	0.04

Net earnings from continuing operations attributable to Cytec Industries Inc.	101.6	2.04
- Net restructuring charges	4.9	0.10
- Effect of Health Care Legislation on tax	8.3	0.17

Non-GAAP net earnings from continuing operations attributable to Cytec Industries Inc.	$114.8	$2.31

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